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                                                                             Exhibit 99(a)

                         Entergy Arkansas, Inc.
  Computation of Ratios of Earnings to Fixed Charges and
  Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                                                        12 months
                                                             1994     1995     1996      1997     1998   June-99

Fixed charges, as defined:
  Total Interest Charges                                   $110,814 $115,337  $106,716 $104,165  $96,685  $93,992
  Interest applicable to rentals                             19,140   18,158    19,121   17,529   15,511   16,159
                                                           ------------------------------------------------------
Total fixed charges, as defined                             129,954  133,495   125,837  121,694  112,196  110,151

Preferred dividends, as defined (a)                          23,234   27,636    24,731   16,073   16,763   15,048
                                                           ------------------------------------------------------

Combined fixed charges and preferred dividends, as defined $153,188 $161,131  $150,568 $137,767 $128,959 $125,199
                                                           ======================================================
Earnings as defined:

  Net Income                                               $142,263 $136,666  $157,798 $127,977 $110,951 $105,301
  Add:
    Provision for income taxes:
       Total                                                 29,220   72,081    84,445   59,220   71,374   58,932
    Fixed charges as above                                  129,954  133,495   125,837  121,694  112,196  110,151
                                                           ------------------------------------------------------

Total earnings, as defined                                 $301,437 $342,242  $368,080 $308,891 $294,521 $274,384
                                                           ======================================================

Ratio of earnings to fixed charges, as defined                 2.32     2.56      2.93     2.54     2.63     2.49
                                                           ======================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                               1.97     2.12      2.44     2.24     2.28     2.19
                                                           ======================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

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